Exhibit 99.1

LadRx Completes Non-Dilutive Financing Transaction for up to $11 Million with XOMA Corporation

XOMA acquires future milestone economics and royalties associated with arimoclomol and aldoxorubicin, allowing LadRx to focus on core LADR assets

LOS ANGELES, June 22, 2023 – (BUSINESS WIRE) – LadRx Corporation (OTCQB: LADX) (“LadRx” or the “Company”), a biopharmaceutical innovator focused on research and development of life-saving cancer therapeutics, today announced that it has transferred the royalty and milestone rights associated with arimoclomol and aldoxorubicin to XOMA Corporation (NASDAQ: XOMA) (“XOMA”). In exchange for the future rights to royalties and milestones on arimoclomol and aldoxorubicin, the agreement provides to LadRx $5 million in gross proceeds upon closing and up to an additional $6 million based on regulatory and commercial milestones related to the development of arimoclomol and aldoxorubicin by their respective sponsors, Zevra, Inc. and Immunity Bio, Inc. The $6 million in potential post-closing payments is composed of $1 million upon acceptance by the Food and Drug Administration (“FDA”) of the arimoclomol New Drug Application (“NDA”), $1 million upon first commercial sale of arimoclomol, and $4 million upon FDA approval of aldoxorubicin. All royalty and milestone payments made to XOMA will be net of the existing licensing and milestone obligations owed by LadRx related to arimoclomol and aldoxorubicin.

The Company expects to use the proceeds primarily to advance its lead novel cancer therapeutic candidate LADR-7 towards an Investigation New Drug filing (“IND”) with the FDA, and for general corporate expenses. The IND-enabling work that remains prior to applying to the FDA for first-in-human studies for LADR7 is limited due to the extensive experimentation already completed, which included toxicology studies of LADR7 with non-GMP manufactured drugs. Company management estimates that these final IND-enabling activities for LADR7 would take approximately 12 months to complete, once initiated, and that first-in-human dosing could be achieved within approximately 6-9 months after completion of the IND-enabling studies, representing a relatively fast and capital-efficient path to clinical entry.

Stephen Snowdy, PhD, CEO of LadRx commented, “We are excited to have found a non-dilutive path forward for our lead LADR-based anti-cancer drug, LADR7, in the midst of a very challenging period for capital markets, particularly for OTC-listed companies like LadRx. LADRs 7-10 are the result of an extensive screening program and substantial investment that resulted in drug candidates with excellent pre-clinical toxicology and efficacy profiles. We look forward to giving the LADR platform an opportunity to prove itself in delivering highly chemotoxic molecules with improved therapeutic indices.”

LadRx was represented by Roth Capital Partners in this transaction.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements, including whether the company’s strategic review will be successful and whether the stock split will help the company be more successful in evaluating strategic alternatives. These statements are not historical facts, but instead represent only LadRx’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of LadRx’s control. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; and other risks and uncertainties described in the most recent annual and quarterly reports filed by LadRx with the SEC, including disclosures under the heading “Risk Factors”, and current reports filed since the date of the LadRx’s most recent annual report. All forward-looking statements are based upon information available to LadRx on the date the statements are first published. LadRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About LadRx

LadRx Corporation (OTCQB: LADX) is a biopharmaceutical company with expertise in discovering and developing new therapeutics principally to treat patients with cancer. LadRx’s most recent advanced drug conjugate, aldoxorubicin, is an improved version of the widely used anti-cancer drug doxorubicin and has been out-licensed to ImmunityBio, Inc. In addition, LadRx’s drug candidate, arimoclomol, was sold to Orphazyme A/S (now Zevra Therapeutics) in exchange for milestone payments and royalties. Zevra is developing arimoclomol and is currently focused on Niemann-Pick disease Type C (NPC). LadRx Corporation’s website is www.ladrxcorp.com.

Contacts

Longacre Square Partners

Greg Marose / Charlotte Kiaie

ladrx@longacresquare.com